Exhibit 10.27

CVS Health Corporation
Performance-Based Restricted Stock Unit Plan

I.	Objectives and Summary
The objective of the CVS Health Corporation (the “Company”) Performance-Based Restricted Stock Unit Plan (“PBRS Plan”) is to reward eligible participants for their role in achieving the Company’s Earnings before Interest and Taxes (“EBIT”) target and to encourage continued employment with the Company and its subsidiaries. PBRS Awards are generally delivered as restricted stock units (“RSUs”) and are based on actual EBIT results measured against a pre-established target.

II.	Administration
The PBRS Plan shall be administered by the Management Planning and Development Committee (the “Committee”) of the Board of Directors, or its designee, under the provisions of the 2010 Incentive Compensation Plan, as amended (the “2010 ICP”). The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the 2010 ICP and the PBRS Plan, to construe and interpret rules and regulations for the administration of the PBRS Plan, correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the PBRS Plan. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the 2010 ICP. In the event of a conflict between the 2010 ICP and the PBRS Plan, the provisions of the 2010 ICP shall control.

III	PBRS Plan Year
The “PBRS Plan Year” commences on January 1 and ends on December 31 of each year, unless otherwise approved by the Committee. All dates in this document occur during the PBRS Plan Year unless otherwise stated.

IV.	Eligibility

A. Eligible Employees
The Chief Executive Officer (the “CEO”) or the CEO’s designee determines those employees of the Company and its subsidiaries who are eligible to participate in the PBRS Plan (“Eligible Employees”). In general, Eligible Employees are those employees who are (i) officers of CVS Pharmacy, Inc. who are Vice Presidents or above, and (ii) senior officers of other subsidiaries who have been designated as Eligible Employees by the CEO or his or her designee. Generally, Business Planning Committee (“BPC”) members are not eligible to participate, unless otherwise named as an Eligible Employee by the Committee.

B. Newly-Hired Eligible Employees
A newly-hired employee satisfying the requirements set forth on Paragraph IV(A) is an Eligible Employee and may receive a non-prorated PBRS Award for the PBRS Plan Year in which he or she is hired provided he or she is hired on or before November 1 and remains in an Eligible Employee position through December 31 of the PBRS Plan Year.

C. Participants
Unless the Committee is required to make such determinations under applicable law or the 2010 ICP, the CEO or the CEOs designee shall determine which Eligible Employees will receive an award under the PBRS Plan (a “PBRS Award”). All such determinations, whether by the CEO, the CEOs designee, or the Committee, shall be made no later than March 15 of the calendar year following the PBRS Plan Year. Each Eligible Employee who receives a PBRS Award is a “Participant” and the “PBRS Award Date” shall be the last business day of February of the PBRS Plan Year, No Eligible Employee has any right to receive a PBRS Award, regardless of whether such Eligible Employee is employed on the last day of the PBRS Plan Year, and the determination of whether an Eligible Employee will be a Participant shall be made in the sole discretion of the CEO, the CEOs designee or the Committee, as the case may be.

D. Status Changes

(i) Promotions. An employee who is promoted on or before November 1 of the PBRS Plan Year to a position satisfying the requirements set forth on Paragraph IV(A) is an Eligible Employee and may receive a PBRS Award for the year in which the promotion occurs. The salary upon which the Eligible Employee’s PBRS Award will be based shall be the base salary as of December 31 of the PBRS Plan Year.

(ii)Demotions. An Eligible Employee who is demoted on or after November 1 of the PBRS Plan Year to a position not satisfying the requirements set forth on Paragraph IV(A) will remain an Eligible Employee and may receive a PBRS Award provided such demotion is not the result of voluntarily transfer to a lower level position, is not related to unsatisfactory performance, and is not as a result of a violation of a Company policy or Code of Ethics.

(iii)Termination of Employment During the PBRS Plan Year

a)
In General. Except as provided in paragraphs (ii)-(iv) below, if for any reason the employment of an Eligible Employee with the Company and any subsidiary of the Company terminates during a PBRS Plan Year, the Eligible Employee will not receive a PBRS Award for that PBRS Plan Year.

b)
Retirement. If an Eligible Employee is at least age 55 and has a minimum of 10 years of service with CVS Health or a predecessor company/subsidiary or is at least age 60 and has a minimum of 5 years of service with CVS Health or a predecessor company/subsidiary and the Eligible Employee retires prior to the last day of the PBRS Plan Year, he or she may receive a PBRS Award. Such PBRS Award may be payable in cash at the same time PBRS Awards are made to other Eligible Employees and may be pro-rated for the number of full months (a partial month will be counted as a full month) during which the Eligible Employee was an active employee based on a full calendar year, provided he or she meets all other eligibility criteria for a PBRS Award.

c)
Death or Disability. If an Eligible Employee dies or commences a long-term disability (as defined in the Company's LTD plan or by the Social Security Administrator), the Eligible Employee may receive a PBRS Award for the year in which the death or commencement of long-term disability occurs at the same time PBRS Awards are made to other Participants. Such PBRS Award will be pro-rated for the number of full months (a partial month will be counted as a full month) during which the Eligible Employee was an active employee based on a full calendar year and will (unless otherwise determined by the CEO or the Committee) be paid in cash based on the Eligible Employee’s base salary in effect at the time of death or commencement of long-term disability. PBRS Awards with respect to deceased Eligible Employees shall be paid to the Eligible Employee’s Beneficiary.

d)
Other Terminations. In the sole discretion of the CEO or the Committee (as the case may be), an Eligible Employee who terminates employment with the Company and its subsidiaries prior to the last day of the PBRS Plan Year or prior to the Plan payout date for any reason other than retirement, death or long-term disability, as defined above in this section, may receive a PBRS Award. Such PBRS Award may be payable in cash at the same time PBRS Awards are made to other Participants and may be pro-rated for the number of full months (a partial month will be counted as a full month) during which the Eligible Employee was an active employee based on a full calendar year.

V.	Plan Performance Measures
A. Unless otherwise approved by the Committee, PBRS funding is based on consolidated Company performance, measured by Operating Profit, Pharmacy Benefit Management (“PBM”) Client Satisfaction, and Retail Customer Service as defined below. Achievement of the Company’s Operating Profit target will determine 80% of total funding; achievement of PBM Client Satisfaction targets will determine 10% of the total funding; and achievement of the Retail Customer Service target, as measured by ‘myCustomer Experience’ scores, will determine the remaining 10% of the total funding.

1. Operating Profit
Operating Profit is determined by reference to EBIT (see Exhibit A) and may be adjusted by the financial adjustments as approved by the Committee prior to the end of the first fiscal quarter of the Plan Year.

If Operating Profit is below the minimum threshhold of 96.9% (see Exhibit B), no formulaic funding will be made available for incentive awards, regardless of Retail Customer Service and PBM Client Satisfaction performance, and there shall be no PBRS Awards paid.
2. PBM Client Satisfaction
Achievement of the PBM Client Satisfaction component of incentive funding will be determined by the aggregate actual performance against target (see Exhibit B) of the weighted composite of the following surveys:

•	Client Relationship and Loyalty Survey (weight = 50%)

•	Mail Service Pharmacy and Customer Care Survey (weight = 25%)

•	Specialty Pharmacy Satisfaction Survey (weight = 25%)
PBM Client Satisfaction funding is subject to adjustment based on Operating Profit.
3. Retail Customer Service
The Retail Customer Service component of the incentive funding will be determined using the myCustomer Experience actual performance against the target (see Exhibit B). The myCustomer Experience score is derived based on Rx Score and Front Store score and assigned weightings.

Retail Customer Service funding is subject to adjustment based on Operating Profit.

COMPANY PERFORMANCE - TARGET MEASUREMENTS

Measurement	Percent Weight	Measurement Tool	Achievement Measured Against	Modifier
Operating Profit	80%	Earnings Before Interest and Taxes (“EBIT”)	20XX EBIT Goal	CEO & Committee Discretion (1) Financial Adjustments
PBM Client Satisfaction	10%	Client Relationship and Loyalty, Customer Care, Mail Service and Specialty Surveys	20XX PBM Client Satisfaction Target	Operating Profit Funding
Retail Customer Service	10%	myCustomer Service Scorecard	20XX myCustomer Experience Target	Operating Profit Funding

B. Unless otherwise determined by the Committee, in its sole discretion, the maximum PBRS Award that may be payable to any Participant under the PBRS Plan is 50% of base salary.

VI.	Plan Payout

A.	Target PBRS Award
The target PBRS Award for each Participant is 25% of the base salary in effect as of the last day of the PBRS Plan Year.

B. PBRS Award Determination and Vesting
After the achievement of at least threshold for Operating Profit has been confirmed, performance of PBM Client Satisfaction and Retail Customer Service compared to target for the Plan Year will be calculated. Total funding for PBRS Awards will be fully based (100%) on consolidated Company performance.

The PBRS Award is equal to the Award Payout Percentage multiplied by the Participant’s base salary as of the last day of the PBRS Plan Year, generally payable in RSUs. The number of RSUs that the Participant will receive is equal to the PBRS Award divided by the closing price of Company common stock on the PBRS Award Date.

C. Vesting
The RSUs issued in respect of any PBRS Award will vest in accordance with and subject to the terms and conditions of the 2010 ICP and the applicable agreement for each PBRS Award. PBRS Awards unvested as of a Participant’s termination of employment shall be governed by the terms and conditions of the applicable agreement for each PBRS Award and the PBRS Plan in effect at the time of grant of each award.

VII. Plan Administration

A. Employment Rights
The PBRS Plan does not create any express or implied contract of employment between the Company and an Eligible Employee. Both the Company and an Eligible Employee (whether or not a Participant) retain the right to terminate the employment relationship at any time and for any reason.

B. Rights are Non-Assignable
Neither a Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

C. Change in Control
In the event of a Change in Control, the PBRS Plan shall remain in full force and effect. Any modifications to or dissolution of the PBRS Plan by the acquiring entity may only occur prospectively and will not affect entitlements, awards or eligibility before the date of the Change in Control.

D. Plan Amendment/Modification/Termination
The Company retains the right to amend, modify, or terminate the PBRS Plan for any reason and at any time on or before December 31 of the PBRS Plan Year, with or without notice to Eligible Employees. No representative of the Company or its subsidiaries has the authority to modify the terms of this PBRS Plan without written consent of the Chief Human Resources Officer or his or her designee.

E. Withholding
The Company may provide for the withholding from any benefits payable under the PBRS Plan all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

F. Section 409A of the Code
The Company intends that the PBRS Plan not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and the regulations and guidance thereunder (collectively, “Section 409A”) and that to the extent any provisions of the PBRS Plan do not comply with Section 409A the Company will make such changes as it deems reasonable in order to comply with Section 409A. In all events, the provisions of CVS Health Corporation’s Universal 409A Definitions Document are hereby incorporated by reference and, notwithstanding any other provision of the Plan or any Award to the contrary, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to

Section 409A shall be delayed until the first business day of the seventh month immediately following the date of termination of employment. For purposes of any provision of the PBRS Plan providing for the payment of any amounts or benefits in connection with a termination of employment, references to an Eligible Employee’s “termination of employment” (and corollary terms) shall be construed to refer to the Eligible Employee’s “separation from service” with the Company as determined under Section 409A.

G. Request for Plan Interpretation
Any dispute or request for interpretation of any provision in the PBRS Plan must be submitted to the appropriate Human Resources Business Partner by the Eligible Employee or his or her manager in writing.

H. Compliance with Applicable Regulations
In order to be eligible to receive a PBRS Award under the PBRS Plan, a Participant must comply with all applicable state and federal regulations and Company policies.

I. Governing Law
The validity, construction and effect of the PBRS Plan, and any rules and regulations under the Plan shall be determined in accordance with Delaware law, without giving effect to principles of conflicts of laws and applicable federal law.

J. Recoupment
Except as may be specifically provided in the PBRS Award, each PBRS Award under the PBRS Plan shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Participant to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive under the PBRS Plan.